EXHIBIT 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
1-914-684-3369 Stewart.Lindsay@Bunge.com

Bunge Reports First Quarter 2007 Results

White Plains, NY - April 26, 2007 - Bunge Limited (NYSE:BG).

•	Financial Highlights

(In millions, except per share data and percentages)

	Quarter Ended		Percent
	3/31/07	3/31/06	Change
Volumes (metric tons)	30.6	24.9	23%
Net sales	$8,189	$5,625	46%
Total segment operating profit (1)	$19	$54	(65)%
Net income (2)	$14	$58	(76)%
Earnings per share - diluted (3)	$0.05	$0.48	(90)%

•	Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated: “Agribusiness had a disappointing quarter due primarily to unrealized mark-to-market losses that caused Bunge’s overall results to fall below expectations. However, our fertilizer business performed strongly, driven by high prices and robust sales for Brazilian winter plantings. Edible oils and milling segments performed in line with expectations. We remain confident that full-year 2007 results will meet our original expectations.

(1)
Total segment operating profit is the consolidated segment operating profit of Bunge’s segments. Total segment operating profit is a non-GAAP measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to income from operations before income tax, is included in the tables attached to this press release.

(2)	Bunge’s results for the first quarter of 2006 included impairment and restructuring charges which reduced segment operating profit by $24 million and net income by $16 million, or $0.13 per share.

(3)	See Note 1 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

“Overall market fundamentals are solid. Crops are large and world demand for protein meal and vegetable oil is good; these conditions should benefit our operations worldwide. The expected shift of U.S. acreage to corn in response to ethanol demand should prompt greater plantings in South America. This, combined with healthy global agricultural commodity prices, should benefit our fertilizer business in 2007 and to a greater degree in 2008.

“We continue to follow our strategy of building a larger, more efficient asset network that links the world’s leading agricultural commodity production and consumption markets. A larger network enables us to originate, process and transport more products for more customers throughout the year. Last week, we announced the purchase of a majority stake in a Chinese soybean processing plant. The plant, which we plan to expand, is our third in that country. In addition, we recently agreed to acquire a sunseed processing and refining plant and two popular bottled oil brands in Romania. These facilities represent the latest additions to a global asset network that includes approximately fifty oilseed processing facilities.”

•	First Quarter Results

Agribusiness

Unrealized mark-to-market losses on hedged commodity inventories and forward purchases in South America were the largest single driver of the quarter’s disappointing results. Large crops, high agricultural commodity prices and farmers eager to sell resulted in physical cash prices not mirroring prices in the futures markets, which were driven higher by anticipated biofuel demand and an influx of investment from non-commercial market participants. Oilseed processing was solid in North America and slightly down in Europe. Higher SG&A stemmed primarily from increased personnel costs to support growth in new product lines, such as sugar, and the impact of the stronger real. Interest costs increased due to higher average working capital. First quarter 2006 results included $18 million of impairment charges related to the closure of three oilseed processing plants in Brazil and $2 million of cash restructuring charges.

Fertilizer

Strong first quarter performance resulted primarily from higher volumes as farmer demand increased in connection with the winter corn crop and improved farm economics. Higher international prices for imported fertilizers and raw materials helped increase local margins, as products are priced to import parity. SG&A for the quarter decreased due to prior cost reduction measures and lower bad debt expense. First quarter 2006 results included a $2 million cash restructuring charge related to workforce reductions.

Edible Oil Products

Results for the quarter were primarily driven by higher volumes and margins in Brazil. Increased personnel costs related to the growth of our businesses in Asia and Eastern Europe and the impact of foreign currency translation increased SG&A costs for the segment. First quarter 2006 results included a $2 million impairment charge related to the closure of two refining and bottling operations in Brazil.

Milling Products

Results for the quarter were slightly below last year’s strong performance. Good margins in wheat milling were offset by volume and margin declines in corn milling.

Financial Costs

Interest expense increased primarily due to higher average borrowings resulting from high commodity prices and increased farmer selling of crops.

Foreign exchange gains, which offset currency effects on margins in the first quarter of 2007, resulted from the 4% appreciation of the Brazilian real, when compared to the U.S. dollar, at March 31, 2007 versus December 31, 2006 on the net U.S. dollar-denominated monetary liability position of Bunge’s Brazilian subsidiaries. The Brazilian real appreciated 8%, when compared to the U.S. dollar, at March 31, 2006 versus December 31, 2005, resulting in exchange gains in the first quarter of 2006.

Income Taxes

The effective tax rate for the first quarter of 2007 was 22% compared to 16% in the same period in 2006. The increase in the effective tax rate was primarily due to increases in earnings in higher tax jurisdictions.

Equity in Earnings of Affiliates

Equity in earnings of affiliates decreased primarily on lower reported earnings of Solae and Bunge’s European biodiesel joint ventures.

Cash Flow

Cash flow used by operations was $182 million for the three months ended March 31, 2007 compared to $54 million of cash flow used by operations in the same period last year. Higher operating working capital, primarily due to increased prices and volumes of commodity inventories, contributed to the decline in cash flow from operations.

•	Outlook

Drew Burke, Bunge’s interim Chief Financial Officer stated “Overall, business conditions in our markets are good, and we should achieve our year-end outlook. Agribusiness should recover during the year, though results will likely be lower than originally planned. Based on current market conditions, fertilizer earnings should exceed our original estimates. We have increased our year-over-year growth forecast for the Brazilian retail fertilizer market to 9%.

“Our 2007 guidance is as follows:

•	Depreciation, Depletion and Amortization: $370 million to $390 million

•	Capital Expenditures (net of asset dispositions): $570 million to $590 million, of which $290 million to $310 million are sustaining, maintenance, safety and environmental capital expenditures

•	Tax Rate: 18% to 22%

•	Joint Venture Earnings: $20 million to $30 million.

“Based on these assumptions, our 2007 net income guidance is $590 million to $610 million, representing $4.56 to $4.71 per share, and includes an estimated $30 million, or $0.23 per share, related to a gain on sale of assets. This fully diluted per share guidance is based on an estimated weighted average of 129.5 million shares outstanding, which includes assumed dilution relating to our convertible preference shares.”

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT to discuss the company’s results.

To listen to the conference call, please dial (800) 810-0924. If you are located outside of the United States, dial (913) 981-4900. Please dial in five to 10 minutes before the scheduled start time. When prompted, enter passcode number 4836657. The conference call will also be available live on the company’s Web site at www.Bunge.com.

To access the webcast, click the “News and Information” link on the Bunge homepage then select “Webcasts and Upcoming Events”. Click the link for the “Q1 2007 Bunge Limited Conference Call,” and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available beginning at 1:00 p.m. EDT on April 26, 2007 and continuing through 1:00 p.m. EDT on May 26, 2007. To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States, dial (719) 457-0820. When prompted, enter passcode number 4836657. A rebroadcast of the conference call will also be available on the company’s Web site. To locate the rebroadcast on the Web site, click the “News and Information” link on the Bunge homepage then select “Audio Archives” from the left-hand menu. Select the link for the “Q1 2007 Bunge Limited Conference Call.” Follow the prompts to access the replay.

About Bunge Limited

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York. Bunge’s over 22,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain. The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data and percentages)
(Unaudited)

	Quarter Ended March 31,		Percent
	2007	2006	Change
Net sales	$8,189	$5,625	46%
Cost of goods sold	(7,889)	(5,341)	48%
Gross profit	300	284	6%

Selling, general and administrative expenses	(265)	(227)	17%
Interest income	31	28	11%
Interest expense	(41)	(48)	(15)%
Interest expense on readily marketable inventories	(29)	(13)	123%
Foreign exchange gain	29	43
Other income (expense)-net	2	1

Income from operations before income tax	27	68	(60)%
Income tax expense	(6)	(11)	(45)%

Income from operations after income tax	21	57	(63)%
Minority interest	(12)	(11)	9%
Equity in earnings of affiliates	5	12	(58)%

Net income	14	58	(76)%

Preference share dividends	(8)	—
Net income available to common shareholders	$6	$58

Earnings per common share - diluted (Note 1):	$0.05	$0.48	(90)%

Weighted-average common shares outstanding-diluted (Note 1)	121,631,006	120,596,824

Note 1:
Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2007 exclude the dilutive effect of 7,483,740 weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would not have been dilutive.

CONSOLIDATED SEGMENT INFORMATION
(In millions, except volumes and percentages)
(Unaudited) (Note 1)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.
	Quarter Ended March 31,		Percent
	2007	2006	Change
Volumes (in thousands of metric tons):
Agribusiness	25,991	21,252	22%
Fertilizer	2,451	1,718	43%
Edible oil products	1,266	1,005	26%
Milling products	905	950	(5)%
Total	30,613	24,925	23%

Net sales:
Agribusiness	$6,190	$4,212	47%
Fertilizer	613	420	46%
Edible oil products	1,125	760	48%
Milling products	261	233	12%
Total	$8,189	$5,625	46%

Gross profit (Note 2):
Agribusiness	$110	$138	(20)%
Fertilizer	80	50	60%
Edible oil products	77	64	20%
Milling products	33	32	3%
Total	$300	$284	6%

Selling, general and administrative expenses (Note 2):
Agribusiness	$(135)	$(106)	27%
Fertilizer	(48)	(54)	(11)%
Edible oil products	(64)	(52)	23%
Milling products	(18)	(15)	20%
Total	$(265)	$(227)	17%

Foreign exchange gain (loss):
Agribusiness	$6	$1
Fertilizer	26	33
Edible oil products	1	1
Milling products	(2)	—
Total	$31	$35

Interest income:
Agribusiness	$7	$7	—%
Fertilizer	14	16	(13)%
Edible oil products	1	—	100%
Milling products	1	—	100%
Total	$23	$23	—%

Interest expense:
Agribusiness	$(54)	$(39)	38%
Fertilizer	(7)	(14)	(50)%
Edible oil products	(8)	(6)	33%
Milling products	(1)	(2)	(50)%
Total	$(70)	$(61)	15%

	Quarter Ended March 31,		Percent
	2007	2006	Change
Segment operating profit (loss):
Agribusiness	$(66)	$1
Fertilizer	65	31	110%
Edible oil products	7	7	—%
Milling products	13	15	(13)%
Total (Note 3)	$19	$54	(65)%

Income from operations before income tax:
Segment operating profit	$19	$54
Unallocated income - net (Note 4)	8	14
Income from operations before tax	$27	$68

Depreciation, depletion and amortization:
Agribusiness	$33	$31	6%
Fertilizer	35	31	13%
Edible oil products	14	12	17%
Milling products	4	4	—%
Total	$86	$78	10%

Note 1:
In the quarter ended March 31, 2007, Bunge reclassified certain product lines from the edible oil products segment to the agribusiness segment. As a result, amounts for the quarter ended March 31, 2006 have been reclassified to conform to the current period presentation.

Note 2:
Impairment and restructuring charges in the quarter ended March 31, 2006 consisted of $20 million in the agribusiness segment and $2 million in the edible oil products segment, which was recorded in cost of goods sold, and $2 million in the fertilizer segment, which was recorded in selling general and administrative expenses.

Note 3:
Total segment operating profit is the consolidated segment operating profit of all of Bunge’s operating segments. Total segment operating profit is a non-GAAP measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to income from operations before income tax, is included under the caption “Reconciliation of Non-GAAP Measures”.

Note 4:	Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge’s operating segments.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,	March 31,
	2007	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$485	$365	$280
Trade accounts receivable	2,173	1,879	1,611
Inventories	3,910	3,684	2,698
Deferred income taxes	136	149	110
Other current assets	2,415	2,316	1,672
Total current assets	9,119	8,393	6,371

Property, plant and equipment, net	3,544	3,446	3,024
Goodwill	238	236	185
Other intangible assets, net	101	99	132
Investments in affiliates	635	649	613
Deferred income taxes	818	714	550
Other non-current assets	931	810	704
Total assets	$15,386	$14,347	$11,579

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$398	$454	$555
Current portion of long-term debt	132	156	175
Trade accounts payable	2,609	2,328	1,666
Deferred income taxes	54	54	34
Other current liabilities	1,626	1,523	1,053
Total current liabilities	4,819	4,515	3,483

Long-term debt	3,373	2,874	2,485
Deferred income taxes	188	180	151
Other non-current liabilities	794	700	607
Minority interest in subsidiaries	437	410	351
Shareholders’ equity	5,775	5,668	4,502
Total liabilities and shareholders’ equity	$15,386	$14,347	$11,579

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2007	2006
OPERATING ACTIVITIES
Net income	$14	$58
Adjustments to reconcile net income to cash (used for) provided by operating activities:
Foreign exchange gain on debt	(34)	(42)
Impairment of assets	—	20
Bad debt expense	5	14
Depreciation, depletion and amortization	86	78
Deferred income taxes	(47)	(32)
Decrease in the allowance for recoverable taxes	—	(6)
Minority interest	12	11
Equity in earnings of affiliates	(5)	(12)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(240)	144
Inventories	(151)	135
Prepaid commodity purchase contracts	(8)	(22)
Advances to suppliers	76	50
Trade accounts payable	216	(213)
Advances on sales	(37)	(49)
Unrealized net (gain) loss on derivative contracts	36	(98)
Accrued liabilities	(42)	(36)
Other - net	(63)	(54)
Cash used for operating activities	(182)	(54)

INVESTING ACTIVITIES
Payments made for capital expenditures	(84)	(70)
Investments in affiliates	(3)	(33)
Acquisitions of businesses	(2)	—
Related party (loans) repayments	(7)	1
Proceeds from disposal of property, plant and equipment	12	—
Return of capital from affiliate	—	6
Cash used for investing activities	(84)	(96)

FINANCING ACTIVITIES
Net change in short-term debt	(72)	145
Proceeds from long-term debt	911	16
Repayments of long-term debt	(440)	(66)
Proceeds from sale of common shares	16	2
Dividends paid to common shareholders	(20)	(18)
Dividends paid to preference shareholders	(9)	—
Dividends paid to minority interest	(6)	(17)
Cash provided by financing activities	380	62
Effect of exchange rate changes on cash and cash equivalents	6	14

Net increase (decrease) in cash and cash equivalents	120	(74)
Cash and cash equivalents, beginning of period	365	354
Cash and cash equivalents, end of period	$485	$280

Reconciliation of Non-GAAP Measures

This earnings release contains total segment operating profit, net financial debt and net financial debt less readily marketable inventories, which are “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total Segment Operating Profit

Total segment operating profit, which is the consolidated segment operating profit of all of Bunge’s operating segments, is Bunge’s consolidated income from operations before income tax that includes interest income of each segment and an allocated portion of the foreign exchange gains and losses and of interest expense relating to debt financing operating working capital, including readily marketable inventories.

Total segment operating profit is a non-GAAP financial measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP financial measure. Total segment operating profit is a key performance measurement used by Bunge’s management to evaluate whether operating activities cover the financing costs of its business. Bunge believes total segment operating profit is a more complete measure of its operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments. Additionally, Bunge believes total segment operating profit assists investors by allowing them to evaluate changes in the operating results of its portfolio of businesses before non-operating factors that affect net income. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income from operations before income tax or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of income from operations before income tax to total segment operating profit:

	Three Months Ended March 31,
(In millions)	2007	2006
Income from operations before income tax	$27	$68
Unallocated income - net (1)	(8)	(14)
Total segment operating profit	$19	$54

(1)	Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge’s operating segments.

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities. Net financial debt is presented because management believes it represents a meaningful measure of Bunge’s leverage capacity and solvency. Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories. Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge’s leverage capacity and solvency since it adjusts for readily marketable inventories. Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

	March 31,	December 31,	March 31,
(In millions)	2007	2006	2006
Short-term debt	$398	$454	$555
Long-term debt, including current portion	3,505	3,030	2,660
Total debt	3,903	3,484	3,215
Less:
Cash and cash equivalents	485	365	280
Marketable securities	2	3	11
Net financial debt	3,416	3,116	2,924
Less: Readily marketable inventories	2,445	2,336	1,513
Net financial debt less readily marketable inventories	$971	$780	$1,411